EXHIBIT 10.1

RETIREMENT AGREEMENT

THIS AGREEMENT made this 2nd day of December, 1998, between HAWKINS CHEMICAL, INC. (“Hawkins”) and HOWARD M. HAWKINS (“HMH”).

WHEREAS, HMH has been employed as Vice President and Treasurer of Hawkins; and

WHEREAS, Hawkins and HMH have agreed that it is appropriate to provide for the future retirement from employment by HMH;

NOW, THEREFORE, in consideration of the foregoing premises, the parties agree and covenant as follows:

1.                                       Resignation. Effective September 30, 1999, or such earlier time as HMH shall desire, HMH shall resign from all offices which he holds at Hawkins or any subsidiary of Hawkins, except as a member of the Hawkins Board of Directors or a member of the Hawkins Executive Committee and as a trustee of qualified plans. HMH shall also resign as a trustee of the qualified plans at such times as a corporate trustee is appointed for each such plan.

At all times after such resignation and prior to reaching early retirement, HMH shall be available for consultation by Hawkins by telephone, and in an emergency, Hawkins may require HMH to perform certain duties consistent with HMH’s experience and level of performance, not to exceed 30 days at any one time nor 90 days in any one year.

2.                                       Compensation. Hawkins shall pay to HMH, commencing upon such resignation on or before October 1, 1999, annual compensation of $110,000 for a period of six consecutive years, payable in accordance with the customary payroll practices of Hawkins for its employees.

HMH shall remain as an employee (without duties) until the termination of such six-year period and shall receive contributions to qualified plans, but there shall be no payment for directors’ fees or out-of-pocket expenses, including car or gasoline allowances, and there shall be no annual or periodic bonuses. HMH shall also be entitled to participate in the Employee Stock Purchase Plan.

3.                                       Insurance. Hawkins shall continue HMH’s Hawkins medical and other insurance benefits as they existed before his resignation as an officer and until he reaches age 65. The cost of providing such benefits shall be shared by Hawkins and HMH in accordance with the terms of such benefit programs as they exist during such period, and if any payment is required from HMH, it shall be withheld in accordance with the customary practices for all other employees, or if withholding is impracticable, it shall be promptly reimbursed by HMH.

4.                                       Qualified Plan Benefits. Upon the expiration of such six-year period, HMH may commence taking benefits from Hawkins qualified plans, provided he bas then attained early retirement age provided in such plans.

5.                                       Automobile. HMH shall receive title to his company automobile at the time that his resignation as an officer shall become effective.

6.                                       Taxes. HMH assumes responsibility for any federal, state, or local income tax liability which may arise as a result of payments made to him pursuant to this Agreement.

7.                                       Confidentiality; Competition. HMH acknowledges that as Vice President and Treasurer of Hawkins he has become familiar with trade secrets, know-how, executive personnel, strategies, and other confidential information and data concerning Hawkins and its subsidiaries. In consideration of the various benefits to HMH arising under this Agreement, during the term of payments under this Agreement and for a period of two years after, HMH shall not:

a.                                       directly or indirectly own, manage, control, participate in, consult with, or render services of any kind for any concern which engages in a business which is competitive with any business being conducted by Hawkins or its subsidiaries throughout the six-year period of payments hereunder, without the prior approval of Hawkins;

b.                                      without the prior approval of Hawkins, become an agent or employee of any publicly traded corporation or any division or subsidiary of such corporation where more than 5% of such entity’s business is in competition with any business being conducted by Hawkins or its subsidiaries during such six-year period, unless the annual sales of such organization do not exceed $10 million;

c.                                       except as required by subpoena or court order, disclose to any other person any such confidential information or data; or make any written or oral statement regarding Hawkins’ or its subsidiaries’ directors or officers which may have the effect of being detrimental to any of their best interests; or

d.                                      participate directly or indirectly in any attempt to acquire the business or assets of Hawkins or any subsidiary or in any other manner to interfere with the management of Hawkins, whether by friendly or unfriendly means, other than acting as a director or Executive Committee member of Hawkins.

If at the time of the enforcement of this Section 7 the court shall hold that the duration, scope, or area of restriction stated in this section is unreasonable under the circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area.

In the event of a breach of any of the provisions of this Section 7 by HMH, Hawkins, in addition to any of the rights and remedies existing in its favor, may apply to a court of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations hereof.

8.                                       Cooperation. HMH shall cooperate with Hawkins in furnishing testimony or other assistance in connection with the claims or litigation of any kind against Hawkins or any of its subsidiaries, officers, or directors from time to time but shall be reimbursed for any out-of-pocket expense in connection therewith.

9.                                       Nonsolicitation. During the course of his employment with Hawkins, HMH has become familiar with its employees and those of its subsidiaries. During said six-year period and for two years thereafter he shall not directly or indirectly without the prior written permission of Hawkins induce any person to leave the employ of Hawkins or any subsidiary of it and enter into employment with him or his then employer, nor shall he hire any such individual who approaches him for employment.

10.                                 Claims. Except for breaches of this Agreement or claims for amounts due pursuant to this Agreement or benefits under of any Hawkins qualified plans, HMH waives, releases, and discharges Hawkins and its successors, assigns, officers, directors, employees, and agents from any and all claims which he might have, including claims arising out of his employment with Hawkins and claims arising under any federal or state employment policy.

11.                                 Breach of Agreement. Upon breach or a threat of breach of any provision of this Agreement, either party has the right to pursue all rights and remedies provided at law or in equity to enforce this Agreement, and Hawkins shall have the right to suspend any payment to be made by it other than from its tax-qualified plans.

If either party must act to enforce this Agreement, the other party shall reimburse the party so acting for all reasonable costs of enforcement, including attorneys’ fees.

12.                                 Entire Agreement. This Agreement is the entire agreement between the parties and may be altered or amended only by a written document signed by both parties. HMH acknowledges that, except as provided in this Agreement, no additional sums of any kind will be paid to him by Hawkins or its subsidiaries.

13.                                 Binding Effect. This Agreement is binding upon and inures to, the benefit of the parties, their heirs, successors, administrators, and assigns. This Agreement cannot be assigned by either party without the written consent of the other party.

14.                                 Savings Clause. Should any valid federal or state law or final determination of any agency or court of competent jurisdiction affect any provision of this Agreement, the remaining provisions shall otherwise continue in full force and effect.

IN WITNESS WHEREOF, this Agreement bas been executed by the parties the date first above written.

HAWKINS CHEMICAL, INC.

By	/s/ Dean L. Hahn
Chief Executive Officer

/s/ Howard M. Hawkins
Howard M. Hawkins, Individually